Exhibit 99.2

REGENXBIO to Acquire Dimension Therapeutics

•	Acquisition will add two lead product candidates to REGENXBIO’s metabolic disease franchise:

•	DTX301 for OTC deficiency, being studied in an on-going Phase I/II clinical trial

•	DTX401 for GSDIa, a late-stage preclinical candidate with an anticipated IND filing in early 2018

•	Acquisition will enhance REGENXBIO’s pipeline of gene therapy product candidates, with the potential to achieve multiple milestones through the end of 2018

•	REGENXBIO will host a conference call this morning, Friday, August 25, 2017 at 8:30 a.m. ET to discuss the acquisition

ROCKVILLE, Md., and CAMBRIDGE, Mass., Aug. 25, 2017 — REGENXBIO Inc. (Nasdaq:RGNX) and Dimension Therapeutics, Inc. (Nasdaq:DMTX) today announced that they have entered into a definitive agreement under which REGENXBIO will acquire Dimension in an all-stock transaction for an implied value of approximately $3.41 per share. The boards of directors of both companies have unanimously approved the transaction.

Upon completion of the acquisition, REGENXBIO will add two lead product candidates to its pipeline:

•	DTX301 for the treatment of ornithine transcarbamylase (OTC) deficiency, which is designed to use the NAV® AAV8 vector to deliver a copy of the OTC gene to liver cells. DTX301 is being evaluated under an active investigational new drug (IND) application for a Phase I/II clinical trial; and

•	DTX401 for the treatment of glycogen storage disease type Ia (GSDIa), which is designed to use the NAV AAV8 vector to deliver a copy of the glucose-6-phosphatase (G6Pase) gene to liver cells. An IND application is anticipated to be filed for DTX401 in early 2018.

Both DTX301 and DTX401 have been granted Orphan Drug Designation in the United States and Europe.

In addition, REGENXBIO will acquire DTX201 for the treatment of hemophilia A. DTX201 is designed to use REGENXBIO’s NAV Technology to deliver a copy of the Factor VIII gene to liver cells, and is partnered through a global development and commercialization collaboration with Bayer. An IND application is anticipated to be filed for DTX201 in early 2018.

“This acquisition confirms REGENXBIO’s leadership in the field of AAV gene therapy and expands our pipeline in metabolic diseases using NAV Technology with a clinical asset and several preclinical assets. REGENXBIO has the resources and expertise to be successful in advancing a portfolio of gene therapies for inherited metabolic diseases targeting the liver,” said Kenneth T. Mills, President and Chief Executive Officer of REGENXBIO. “We believe that DTX301 and DTX401 are product candidates that address diseases with high unmet need and will become an important part of a strong internal pipeline at REGENXBIO that has the potential to achieve multiple milestones through the end of 2018, starting with our interim updates anticipated for the end of this year on RGX-314 for wet AMD and RGX-501 for HoFH. The acquisition of Dimension is another meaningful step in building a robust clinical pipeline of gene therapy product candidates with the goal of improving treatment options for patients and families in many diseases.”

“I am proud of the accomplishments of the Dimension team and of our partners in the research and clinical communities, who together have made significant contributions to the progress of AAV technologies and the advancement of new therapeutic candidates for devastating rare and metabolic diseases associated with the liver,” said Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “REGENXBIO has strong leadership, understanding of technology, capabilities, and financial resources that provide significant synergies with Dimension’s R&D portfolio. We are pleased that this transaction provides an opportunity for Dimension shareholders to participate in the future success of what we believe will be an industry-leading gene therapy pipeline.”

Through the transaction, REGENXBIO will also acquire preclinical product candidates for phenylketonuria (PKU), Wilson disease and citrullinemia type I, manufacturing technology and other intellectual property developed by Dimension. All Dimension candidates – including DTX301 and DTX401 – utilize REGENXBIO’s NAV Technology and have been developed under exclusive licenses previously granted by REGENXBIO to Dimension.

Under the terms of the definitive agreement, Dimension will, following consummation of the acquisition, become a wholly owned subsidiary of REGENXBIO. In addition, Dimension shareholders will receive 0.1573 shares of REGENXBIO in exchange for each of their shares in Dimension and are expected to own approximately 10.9% percent of the combined entity. It is anticipated that the transaction will close by year-end 2017, subject to approval by Dimension shareholders, receipt of any required customary regulatory approvals and the satisfaction of other customary closing conditions.

Morgan Stanley is serving as financial advisor and Covington & Burling LLP is serving as legal counsel to REGENXBIO. MTS Health Partners, L.P. is serving as financial advisor and Goodwin Procter LLP is serving as legal counsel to Dimension.

Conference Call

REGENXBIO will host a conference call today at 8:30 a.m. ET to discuss the proposed acquisition and related operational matters. To access the live call by phone, dial 855-422-8964 (domestic) or 210-229-8819 (international), and enter the passcode 76705502. To access a live or recorded webcast of the call, please visit the “Investors” section of the REGENXBIO website at www.regenxbio.com. The recorded webcast will be available for approximately 30 days following the call.

About REGENXBIO

REGENXBIO is a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. REGENXBIO’s NAV® Technology Platform, a proprietary adeno-associated virus (AAV) gene delivery platform, consists of exclusive rights to more than 100 novel AAV vectors, including AAV7, AAV8, AAV9 and AAVrh10. REGENXBIO and its third-party NAV Technology licensees are applying the NAV Technology Platform in the development of a broad pipeline of product candidates in multiple therapeutic areas.

About Dimension

Dimension is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency and GSDIa, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase I/II clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Forward-looking Statements

This press release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would” or by variations of such words or by similar expressions. The forward-looking statements include, without limitation, statements relating to the impact REGENXBIO expects its proposed acquisition of Dimension to have on the combined entity’s operations, financial condition, and financial results, and REGENXBIO’s expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and overall operational efficiencies REGENXBIO expects to realize as a result of the proposed acquisition. The forward-looking statements also include statements about REGENXBIO’s future operations, costs, cash flow, and closing of the proposed acquisition. REGENXBIO has based these forward-looking statements on its current expectations and assumptions and analyses made by REGENXBIO in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors REGENXBIO believes are appropriate under the circumstances. However, whether actual results and developments will conform with REGENXBIO’s expectations and predictions is subject to a number of risks and uncertainties, including that the proposed acquisition may not be timely completed, if at all, that Dimension shareholders will fail to approve the proposed acquisition, that the other closing conditions for the proposed acquisition (including receipt of any required regulatory approvals) may not be satisfied or waived on a timely basis or at all, the failure to close for any other reason, that the businesses of REGENXBIO and Dimension will not be integrated successfully, that the cost savings and any synergies from the proposed acquisition may not be fully realized or may take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with employees, licensees, licensors or other parties with whom REGENXBIO or Dimension have business relationships, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of REGENXBIO shares to be issued in the transaction, the timely development and launch of new products, the ability to obtain and maintain regulatory approval of product candidates, the ability to obtain and maintain intellectual property protection for product candidates and technology, trends and challenges in the business and markets in which REGENXBIO and Dimension operate, the size and growth of potential markets for product candidates and the ability to serve those markets, the rate and degree of acceptance of product candidates, and other factors, many of which are beyond the control or REGENXBIO and Dimension. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of REGENXBIO’s Annual Report on Form 10-K for the year ended December 31, 2016, the Annual Report on Form 10-K filed by Dimension for the year ended December 31, 2016 and comparable “risk factors” sections of REGENXBIO’s and Dimension’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on REGENXBIO, Dimension or their respective businesses or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. These forward looking statements speak only as of the date of this press release. Neither REGENXBIO nor Dimension undertakes any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information will be Filed with the SEC

This press release is being made in respect of the proposed business combination involving REGENXBIO and Dimension, and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed business combination or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In connection with the proposed transaction, REGENXBIO plans to file with the SEC a Registration Statement on Form S-4 containing a proxy statement of Dimension and a prospectus of REGENXBIO, and each of REGENXBIO and Dimension may file with the SEC other documents regarding the proposed transaction. The definitive proxy statement/prospectus will be mailed to stockholders of Dimension. STOCKHOLDERS OF DIMENSION ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE ACQUISITION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BY REGENXBIO AND DIMENSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Free copies of the Registration Statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by REGENXBIO and Dimension through the website maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, or by directing a request to Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139.

REGENXBIO, Dimension and their respective directors and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding REGENXBIO’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 7, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 13, 2017, and information regarding Dimension’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 9, 2017 and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 14, 2017. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

CONTACTS:

Investors

Heather Savelle, 617-340-6072

heather@argotpartners.com

Media

Adam Pawluk, 202-591-4063

apawluk@jpa.com